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                                                                     EXHIBIT (12)
                                                    THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                                    =============================================
                                                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                  -------------------------------------------------
                                                                   Millions of Dollars
                                                                                                     Nine Months
                                                                Years Ended June 30                 Ended Mar. 31
                                                         --------------------------------------    ---------------
                                                          1989    1990    1991    1992    1993      1993     1994
                                                         ------  ------  ------  ------  ------    ------   ------
EARNINGS AS DEFINED
- - -------------------
  Earnings from operations before income taxes
    after eliminating undistributed earnings
    of 20% to 50% owned affiliates                       $1,929  $2,401  $2,652  $2,870  $  294    $2,272   $2,761

  Fixed charges excluding capitalized interest              425     480     435     584     631       462      430
                                                         ------  ------  ------  ------  ------    ------   ------

    TOTAL EARNINGS, AS DEFINED                           $2,354  $2,881  $3,087  $3,454  $  925    $2,734   $3,191
                                                         ======  ======  ======  ======  ======    ======   ======

FIXED CHARGES, AS DEFINED
- - -------------------------
  Interest expense                                       $  391  $  442  $  395  $  510  $  552    $  402   $  367
  1/3 of rental expense                                      34      38      40      74      79        60       63
                                                         ------  ------  ------  ------  ------    ------   ------
                                                            425     480     435     584     631       462      430
  Capitalized interest                                        7       3      17      25      25        18       15
                                                         ------  ------  ------  ------  ------    ------   ------
    TOTAL FIXED CHARGES, AS DEFINED                      $  432  $  483  $  452  $  609  $  656    $  480   $  445
                                                         ======  ======  ======  ======  ======    ======   ======

    RATIO OF EARNINGS TO FIXED CHARGES                      5.4     6.0     6.8     5.7     1.4       5.7      7.2

NOTE: The nine month period ended March 31, 1993 has been restated to reflect the retroactive adoption of accounting change related to postretirement benefits.
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